SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                      -------------------------------------

                                    FORM 8-K

                Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

                      -------------------------------------

      Date of report (Date of earliest event reported): September 28, 2005

                             USA TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)

       Pennsylvania                   33-70992              23-2679963
(State or other jurisdiction      (Commission File       (I.R.S. Employer
   of incorporation or                 Number)          Identification No.)
      organization)

                          100 Deerfield Lane, Suite 140
                           Malvern, Pennsylvania 19355
              (Address of principal executive offices and zip code)

        Registrant's telephone number, including area code: 610-989-0340

                                       n/a
           Former name or former address, if changed since last report


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01         REGULATION FD DISCLOSURE

On September 28, 2005, the Company entered into a one-year agreement with a leading global payments solutions company pursuant to which the Company will utilize its e-Port(R) technology and related network in order to allow beverage vending machines to accept payment through the use of contactless credit cards. The agreement currently covers up to 139 beverage vending machines located in five cites in the United States. Under the agreement, the Company is selling its e-Port(R) terminals to the payments solutions company, and will receive payment for hardware and network service fees, and in addition will receive consulting fees from the payments solutions company. The Company anticipates that among other things, the agreement could result in additional vending machine locations and enhanced relationships with current and future customers.

During the quarter ending September 30, 2005, approximately 2,000 additional laundry machines and dryers were connected to the Company's e-Suds(TM) system. The Company generated revenues from sales of the e-Suds(TM) hardware, and will receive recurring monthly service fees for each washer and dryer connected. The e-Suds(TM) systems were installed at various colleges and universities, including approximately 1,000 connections at Rutgers University, and the balance at Temple University, American University and others.

The information in Item 7.01 of this Report should not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section.

                                   SIGNATURES

      Pursuant to the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       USA TECHNOLOGIES, INC.

                                       By: /s/ George R. Jensen, Jr.
                                           -------------------------------------
                                           George R. Jensen, Jr.
                                           Chief Executive Officer

Dated:  September 28, 2005